DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Inc. Limited)
AND SUBSIDIARIES

Consolidated Financial Statements

June 30, 2014

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Balance Sheets

June 30, 2014 and December 31, 2013

Assets		June 30, 2014 (unaudited)	December 31, 2013 (audited)
Current assets:			
Cash	$	12,473,380	11,304,535
Contracts in transit		46,024,741	63,530,851
Receivables, net		28,912,937	34,975,413
Inventories		285,147,147	274,356,034
Prepaid expenses and other current assets		5,531,250	6,967,361
Prepaid income taxes		—	—
Deferred income taxes		8,942,360	9,326,000
Assets held for sale		—	62,680,860
Total current assets		387,031,815	463,141,054
Property and equipment, net		223,615,647	216,791,641
Goodwill		111,865,974	77,216,897
Intangible assets, net		30,660,000	30,660,000
Other assets		6,592,920	7,971,506
	$	759,766,356	795,781,098

See accompanying notes to consolidated financial statements.

(Continued)

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Balance Sheets

June 30, 2014 and December 31, 2013

Liabilities and Stockholders' Equity		June 30, 2014 (unaudited)	December 31, 2013 (audited)
Current liabilities:			
Current portion of credit facility	$	237,356,670	40,040,730
Short-term borrowings		37,171,298	58,615,773
Current installments of long-term debt		80,504,751	6,068,552
Accounts payable		29,012,514	33,774,716
Accrued expenses and other current liabilities		48,234,266	45,889,800
Liabilities held for sale		—	2,186,367
Total current liabilities		432,279,499	186,575,938
Credit facility		—	225,000,000
Long-term debt, less current installments		17,715,001	95,183,257
Deferred income taxes		42,984,818	42,984,818
Other liabilities		5,438,841	5,910,297
Total liabilities		498,418,159	555,654,310
Commitments and contingencies (note 6)			
Equity subject to possible redemption		18,997,112	21,577,967
Stockholders' equity:			
Common stock – $0.0001 par value. Authorized and issued 2,500,000 shares at June 30, 2014 and December 31, 2013 and outstanding 2,432,612 shares at June 30, 2014 and December 31, 2013		250	250
Additional paid-in capital		26,320,614	23,468,535
Unearned ESOP shares		(364,024)	(763,896)
Accumulated other comprehensive loss, net of tax		(1,814,131)	(2,389,591)
Treasury stock, at cost; 67,388 shares held at June 30, 2014 and December 31, 2013		(6,477,756)	(6,477,756)
Retained earnings		224,686,132	204,711,279
Total stockholders' equity		242,351,085	218,548,821
	$	759,766,356	795,781,098

See accompanying notes to consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES
Consolidated Statements of Earnings

For the Six Months ended June 30, 2014 and 2013

	2014 (unaudited)	2013 (unaudited)
Revenues:		
New vehicle	$ 712,758,604	658,201,804
Used vehicle	248,028,875	242,001,384
Parts, service, and bodyshop	97,709,795	91,712,909
Finance, insurance, and other	32,929,057	28,584,931
Total revenues	1,091,426,331	1,020,501,028
Cost of sales:		
New vehicle	673,458,294	622,786,573
Used vehicle	230,097,022	221,781,052
Parts, service, and bodyshop	39,724,313	36,567,260
Total cost of sales	943,279,629	881,134,885
Gross profit	148,146,702	139,366,143
Operating expenses:		
Salaries, wages, and benefits	74,189,175	68,427,771
General and administrative expenses	29,286,457	23,083,123
Advertising	9,103,707	7,936,263
Outside services	8,248,756	6,560,721
Selling expenses	5,206,726	4,799,364
Depreciation and amortization	5,276,215	4,954,371
Depreciation expense due to change in estimated useful lives	837,285	2,883,033
Total operating expenses	132,148,321	118,644,646
Gain (loss) on sale of assets	(14,199)	4,485,364
Operating profit	15,984,182	25,206,861
Other (expense) income:		
Real estate rental	395,915	440,052
Other	2,424	71,468
Interest expense, net	(5,173,552)	(7,455,758)
Total other expense	(4,775,213)	(6,944,238)
Earnings from continuing operations before income tax expense	11,208,969	18,262,623
Income tax expense	4,582,907	7,222,867
Net earnings from continuing operations	6,626,062	11,039,756
Earnings from discontinued operations, net of income tax benefit	13,348,791	1,748
Net earnings	$ 19,974,853	11,041,504

See accompanying notes to consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Six Months ended June 30, 2014 and 2013

	June 30, 2014 (unaudited)	June 30, 2013 (unaudited)
Net earnings	$ 19,974,853	$ 11,041,504
Other comprehensive income:		
Adjustments to cash flow hedge	1,430,492	2,207,690
Income tax expense associated with adjustments to cash flow hedge	383,640	770,617
Comprehensive income	$ 21,021,705	$ 12,478,577

See accompanying notes to consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity
For the Period ended June 30, 2014

	Common stock		Additional	Unearned		Accumulated other	Treasury stock		Total
	No. of shares	Stated value	paid-in capital	ESOP shares	Retained earnings	comprehensive loss	No. of shares	Stated value	stockholders' equity
Balance at January 1, 2014	2,432,612	250	23,468,535	(763,896)	204,711,279	(2,389,591)	67,388	(6,477,756)	218,548,821
Net earnings	—	—	—	—	19,974,853	—	—	—	19,974,853
Other comprehensive income, net of tax						575,460			575,460
Purchase of treasury stock	—	—	—	—	—	—	—	—	—
Change in equity subject to possible redemption			2,580,855						2,580,855
Allocation of ESOP shares	—	—	271,224	399,872	—	—	—	—	671,096
Balance at June 30, 2014	2,432,612	$ 250	26,320,614	(364,024)	224,686,132	(1,814,131)	67,388	$ (6,477,756)	242,351,085

See accompanying notes to consolidated financial statements.

DCH AUTO GROUP (USA) INC.
(A Majority-Owned Subsidiary of
DCH Auto Group (USA) Limited)
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Six Months ended June 30, 2014 and 2013

		2014 (unaudited)	2013 (unaudited)
Cash flows from operating activities:			
Net earnings from continuing operations	$	6,613,954	11,039,754
Adjustment to reconcile net earnings to net cash provided by (used in) operating activities:			
Depreciation and amortization		6,113,500	7,837,404
Amortization of debt issuance costs		185,051	267,032
Loss (gain) on disposal of property, plant and equipment		14,199	(4,485,364)
Deferred income tax (benefit) expense		—	—
Employee stock ownership plan expense		622,800	1,106,009
Deferred rent expense		221,406	228,796
Amortization of interest rate swap termination		959,100	1,926,542
Changes in assets and liabilities, net acquisitions and dispositions:			
Decrease (increase) in contracts in transit and receivables		17,469,315	8,166,317
Decrease (increase) in inventories		4,809,438	(24,222,368)
Decrease (increase) in prepaid expenses and other current assets		1,494,289	2,833,432
Decrease (increase) in other assets		1,508,137	3,136,514
Increase (decrease) in accounts payable		(4,317,954)	(5,681,260)
Increase (decrease) in accrued expenses and other current liabilities		2,804,496	(136,973)
Increase (decrease) in short-term borrowings		(7,656,289)	23,275,338
Decrease in other liabilities		(2,669,083)	(3,373,160)
Net cash (used in) provided by operating activities		28,172,359	21,918,013
Cash flows used in investing activities:			
Capital expenditures		(11,678,793)	(4,510,931)
Proceeds from sales of property and equipment		137,117	7,722,836
Acquisition of dealerships		(54,169,263)	—
Net cash used in investing activities		(65,710,939)	3,211,905
Cash flows (used in) provided by financing activities:			
Increase (decrease) in credit facility		41,739,482	(14,198,099)
Repayments of long-term borrowings		(3,032,057)	(16,184,315)
Purchase of treasury stock		—	(423,160)
Net cash provided by (used in) financing activities		38,707,425	(30,805,574)
Net cash provided by continuing operations		1,168,845	(5,675,656)
Cash flows from discontinued operations:			
Cash (used in) provided by operating activities		36,645,634	9,944,848
Cash used in investing activities		32,777,909	11,400,935
Cash (used in) provided by financing activities		(69,423,542)	(21,345,783)
Net increase in cash		1,168,846	(5,675,656)
Cash at beginning of year		11,304,535	8,942,401
Cash at end of period	$	12,473,380	3,266,745

See accompanying notes to consolidated financial statements.

(1) Summary of Significant Accounting Policies and Related Matters

(a) Basis of Presentation

These Consolidated Financial Statements contain unaudited information as of June 30, 2014 and for the six-month periods ended June 30, 2014 and 2013. In management's opinion, these unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the information when read in conjunction with our 2013 audited Consolidated Financial Statements and the related notes thereto. The interim Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included in our 2013 audited financial statements. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

(b) Lines of Business

DCH Auto Group (USA) Inc. and subsidiaries' (collectively, the Company) principal line of business is the retail sale of automobiles in the greater New York Metropolitan and Southern California areas. The Company offers a diversified range of automotive products and services. The dealership brands that the Company operates are primarily Toyota, Honda, BMW, Acura, Audi, and Lexus.

(c) Segment Reporting

The Company has determined that as a result of how they internally view the business, regularly review the financial data and operating metrics and allocate resources that they operate in one segment, automotive retail. The dealerships are components of the automotive retail segment and, therefore, are not segments themselves.

(d) Principles of Consolidation

The consolidated financial statements include the accounts of DCH Auto Group (USA) Inc. and its wholly owned subsidiaries (the Subsidiaries). Upon consolidation, all significant intercompany accounts, transactions, and profits are eliminated.

(e) Cash

Cash includes cash on hand and cash in bank accounts.

(f) Contracts in Transit and Receivables

Contracts in transit relate to amounts due from financial institutions for the portion of the vehicle sales price financed by the Company's customers and are typically received within seven days of selling the vehicle. Receivables are comprised of amounts due from customers, lenders for the commissions earned on financing, third parties for commissions earned on service contracts and insurance products, receivables for the portion of the vehicle sales price paid directly by customers, and receivables due from manufacturers for various incentives and warranty claims.

(g) Inventories

Inventories are stated at the lower of cost or net realizable value. The cost of 80% of inventories as of December 31, 2013, has been determined under the last-in, first-out (LIFO) method. The cost of other inventories has been determined under the first-in, first-out (FIFO) method. Had only the FIFO method been used for all inventories, inventories would have been approximately $23,201,000 higher than reported at June 30, 2014 and December 31, 2013, respectively. No adjustments were made to the LIFO reserve during the six month period ending June 30, 2014 and 2013.

The Company receives various incentive payments from certain automobile manufacturers. These incentive payments are typically received on parts purchases from the automobile manufacturers and on new vehicle retail sales. These incentives are reflected as reductions of cost of sales in the consolidated statements of earnings when earned.

(h) Property, Equipment, and Commercial Real Estate

Property, equipment, and commercial real estate are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments. Major additions and improvements which extend the useful lives of the assets are capitalized, while minor replacements, repairs, and maintenance, which do not improve or extend the lives of the assets, are expensed as incurred. When property is retired or disposed of, the cost and related accumulated depreciation are removed and the resulting gain or loss, if any, is reflected in other income (expense) in the consolidated statements of earnings.

Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the estimated useful lives of the asset or the respective lease term, whichever is shorter. Estimated useful lives are as follows:

	Useful life
Buildings and improvements	10 to 40 years
Furniture and equipment	3 to 10 years

Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on a straight-line basis over the shorter of the term of the lease or life of the asset, and is included in depreciation expense.

The Company continually evaluates property and equipment, including leasehold improvements, to determine whether events and circumstances have occurred that may warrant revision of the estimated useful life or whether the remaining balance should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the property and equipment in assessing whether an asset has been impaired. Management measures impairment losses based upon the amount by which the carrying amount of the asset exceeds the fair value. Fair values generally are estimated using prices for similar assets and/or discounted cash flows.

See footnote 5 for a change in the estimated useful lives of certain fixed assets for the six-month periods ended June 30, 2014 and June 30, 2013.

(i) Goodwill and Other Identifiable Intangible Assets

Goodwill represents the excess cost of the business acquired over the fair value of the identifiable net assets. Management has determined that, based on how it integrates acquisitions into the existing business, how the components of its business share resources, and how all components are economically similar, the Company qualifies as a single reporting unit for purposes of testing goodwill impairment.

The Company's principal identifiable intangible assets are rights under franchise agreements with vehicle manufacturers. The Company expects these franchise agreements to continue indefinitely and, when the agreements do not include indefinite terms, anticipates routine renewals without substantial cost to the Company. The Company's franchise rights have been contracted for various durations, ranging from one year to those having no expiration date. The states in which the Company operates have automotive dealership franchise laws that typically limit the rights of a manufacturer to terminate or not renew a franchise unless "good cause" exists. Historically in the retail automotive franchise industry, dealership franchise agreements are rarely involuntarily terminated or not renewed by the manufacturer. Accordingly, the Company has determined that its franchise agreements will continue to contribute to its cash flows indefinitely and, therefore, have indefinite lives.

Goodwill and intangible assets acquired in purchase business combinations and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually.

Intangible assets determined to have a finite useful life consist of favorable leasehold rights and are amortized over the expected life of the leases (weighted average of 15 years). Due to the pending sale of the related dealership, the favorable lease rights are included in assets held for sale at December 31, 2013.

(j) Business Combinations

The Company records the net assets of acquired businesses at fair value, and makes estimates and assumptions to determine the fair value of these acquired assets and liabilities. The Company allocates the purchase price of acquired businesses based, in part, upon internal estimates of cash flows and independent appraisals. Changes to the assumptions used to estimate the fair value could impact the recorded amounts of the net assets acquired and the resultant goodwill.

(k) Other Assets

Other assets consist of various items, including cash collateral and debt issuance costs, net of amortization.

(l) Advertising Costs

Advertising costs are expensed as incurred. Advertising expense from continuing operations for the six month periods ending June 30, 2014 and 2013 was approximately $9,103,707 and $7,936,263, respectively.

(m) Legal Fees

Legal fees are expensed as incurred and are included in general and administrative expenses in the accompanying consolidated statements of earnings.

(n) Equity Subject to Possible Redemption

ASC 480, Distinguishing Liabilities from Equity, requires the redemption value of the portion of equity with redemption features that are not solely within the control of the Company to be stated separately from permanent equity. The Company's Employee Stock Ownership Plan (ESOP) requires redemption under any of the following conditions:

- Employees receive the vested portion of their accounts at termination, disability, death, or retirement and

- When an ESOP employee who has at least ten years of participation in the ESOP reaches age 55, the employee must be given the option of diversifying their ESOP account up to 25% of the value. This option continues until age sixty, at which time the employee has a one-time option to diversify up to 50% of the account

The amount of the redemption is defined by the Plan and is equal to the vested portion in the employees' accounts. Redemptions can be made in cash or in the form of common stock at the employee's request. The amounts contributed to the employees' accounts are based on an appraised value of the Company as determined by an independent appraiser and employee elections. Based on the provisions of the Plan and shares allocated, less settled, the redemption value of equity subject to possible redemption beyond control of the Company totaled $18,997,112 at June 30, 2014 and $21,755,967 at December 31, 2013.

(o) Income Taxes

The Company and its Subsidiaries file a consolidated federal income tax return, a combined state income tax return in California, and separate state and local income tax returns in other jurisdictions. Income taxes are accounted for under the liability method in accordance with ASC 740, *Income Taxes*. Deferred income taxes are recognized for the future tax consequences due to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. Recognition and measurement of deferred tax assets are based upon the likelihood of realization of tax benefits in future years.

The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and income tax expense, respectively. The Company has no amounts accrued for interest or penalties as of June 30, 2014 or December 31, 2013.

The Company is subject to Federal income tax and income tax in several state jurisdictions. The Company is no longer subject to examination by taxing authorities for years prior to 2010. The Company currently does not have any unrecognized tax benefits and does not expect that to significantly change in the next twelve months.

(p) Derivative Instruments

The Company terminated its then-existing derivative instruments in 2010. All derivative instruments had been recorded on the balance sheet as either an asset or liability measured at its fair value, and changes in each derivative's fair value were recognized in earnings unless specific hedge accounting criteria were met.

(q) Insurance

The Company has a fully-insured insurance program for its general and garage liability claims.

The Company is self-insured for workers compensation claims. The Company is also self-insured for employee medical and dental benefits.

The Company maintains and reviews monthly its claim and loss history to assist in assessing future liabilities for claims under its self-insurance and large deductible programs. It also uses professional service providers such as account administrators and actuaries to help accumulate and assess this information. Actuarial estimates for the portion of claims not covered by insurance are based on historical claims experience adjusted for loss trending and loss development factors. Changes in the frequency or severity of claims from historical levels could influence the Company's reserve for claims.

(r) Revenue Recognition

Revenue consists of sales of new and used vehicles and related commissions from third party lending and insurance institutions for arranging customer financing and for the sale of vehicle service contracts, credit life insurance and disability insurance to customers (collectively "F&I"). The

Company recognizes revenue (which excludes sales taxes) in the period in which products are delivered or services are provided. Sales promotions that the Company offers to customers are accounted for as a reduction to the sales price at the time of sale. F&I and service contract revenues are recognized upon the sale of the finance, insurance, or service contract. An allowance for chargebacks against revenue recognized from sales of F&I products is recorded in the period in which the related revenue is recognized. The Company collects sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale. These taxes are accounted for on net basis and are not included in merchandise sales and services revenues or cost of sales.

(s) Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include reserves for chargebacks, valuation of inventories, valuation of intangible assets, depreciable lives, deferred tax valuation allowances, self-insurance reserves and legal liability reserves.

(t) Financial Instruments

The Company's financial instruments consist of cash, contracts in transit, receivables, and debt. Fair values for cash, contracts in transit, and receivables approximate carrying values for these financial instruments since they are relatively short-term in nature. The carrying amount of debt approximates fair value due to either length of maturity or existence of interest rates that approximate prevailing rates.

(2) Receivables, Net

Receivables, net of allowance for doubtful accounts, are as follows:

	June 30, 2014	December 31, 2013
Trade receivables	$ 29,374,964	$ 35,555,156
Allowance for doubtful accounts	(462,097)	(579,743)
	$ 28,912,937	$ 34,975,413

(3) Inventories

Inventories as of June 30, 2014 and December 31, 2013 consisted of the following:

	June 30, 2014	December 31, 2013
New vehicles	$ 241,584,853	$ 239,181,008
Used vehicles	40,284,904	32,449,906
Parts and accessories	8,804,190	8,442,420
Loaner vehicles and other inventory	17,674,329	17,483,829
	308,348,276	297,557,163
Less LIFO reserve	(23,201,129)	(23,201,129)
	$ 285,147,147	$ 274,356,034

(4) Property and Equipment

Property and equipment as of June 30, 2014 and December 31, 2013 consisted of the following:

	June 30, 2014	December 31, 2013
Land	$ 74,729,626	$ 73,288,970
Buildings and improvements	186,341,530	183,708,219
Furniture and equipment	50,106,244	47,359,496
Construction in progress	12,368,658	6,936,064
	321,146,058	311,292,749
Less accumulated depreciation and amortization	(99,930,411)	(94,501,108)
	$ 223,615,647	$ 216,791,641

Depreciation and amortization expense related to property and equipment, excluding amounts related to capital lease depreciation and software amortization, for both continuing operations and discontinued operations for the six month periods ending June 30, 2014 and 2013 was approximately $6,113,463 and $8,717,081, respectively.

Included in property and equipment is commercial real estate that the Company owns and manages, and which is leased to third parties under operating lease agreements. Real estate rental income is recognized on a straight-line basis over the lives of the leases. Lease agreements, with original terms expiring at various dates through 2023, provide for lessee renewal options and rent escalations, as defined in the agreements. Total future minimum rental income under non-cancelable leases through 2023 is approximately $3,347,000. The cost of land and buildings generating rental income is $6,293,339, net of accumulated depreciation of $2,010,754 at June 30, 2014 and $1,931,620 at December 31, 2013.

In 2013, the Company completed the sale of property which was held for sale as of December 31, 2012. Net proceeds related to the sales were approximately $15,773,000. The net gain on this sale was approximately $4,370,000 and included in gain (loss) on sale of assets in the June 30, 2013 consolidated statement of earnings and consolidated statement of cash flows.

(5) Change in Estimated Useful Lives of Certain Fixed Assets

During the year ended December 31, 2012, the Company revised the estimated useful lives of certain fixed assets that will be replaced or demolished due to renovations to certain dealership facilities. These renovations have estimated completion dates through 2014. The change in accounting estimate increased depreciation expense during the six month periods ending June 30, 2014 and 2013 by $837,285 and $2,883,033, respectively.

(6) Goodwill and Intangible Assets

The changes in the carrying amount of goodwill and intangible franchise rights are as follows:

	Goodwill	Intangible Franchise Rights
Balance as of January 1, 2013	$ 84,413,413	$ 44,930,000
Reclassification of assets held for sale	(7,196,516)	(14,270,000)
Balance as of December 31, 2013	77,216,897	30,660,000
Dealership Acquisitions	34,649,077	-
Balance as of June 30, 2014	$ 111,865,974	$ 30,660,000

Other intangible assets are $1,330,000, net of accumulated amortization of $1,011,497 at December 31, 2013. These other intangible assets are included in assets held for sale at December 31, 2013.

(7) Borrowings

Credit Facilities

The Company has an agreement with Toyota Motor Credit Corporation (TMCC) for the purpose of financing its working capital requirements. The agreement, as amended in June 2013, provides for a revolving credit facility with a borrowing capacity of $375 million at a London Interbank Offered Rate (LIBOR) based interest rate and a maturity date of June 27, 2016.

The amounts outstanding under the agreement are approximately $237,357,000 and $265,041,000 at June 30, 2014 and December 31, 2013, respectively. The interest rates ranged from 1.75% to 1.76% during the six-month periods ending June 30, 2014 and June 30, 2013 were 2.19% to 2.21%, respectively.

The loans under the TMCC facility are secured by the assets of the automotive subsidiaries, as well as the guarantee of the Company. The loan and related guarantee agreements, as amended, contain certain reporting and financial covenants that include a fixed charge coverage ratio, a funded debt to EBITDA ratio and a stockholders equity requirement. At June 30, 2014 and December 31, 2013, the Company was compliant with all covenants under this agreement.

Short-Term Borrowings

The Company has agreements with American Honda Finance Corporation (AHFC), BMW Financial Services (BMW FS), VW Credit, Inc. (VCI), and Nissan Motor Acceptance Corporation (NMAC), for the purpose of financing the purchase of new or used vehicles for certain brands. As of June 30, 2014 and December 31, 2013, the maximum financing available under these agreements was $55,090,000.

Aggregate amounts outstanding under these agreements are approximately $20,655,301 and $37,824,000 at June 30, 2014 and December 31, 2013, respectively, which are secured by the respective new or used vehicle inventory. The interest rates ranged from 2.25% to 2.35% during the six-month period ending June 30, 2014 and 2.25% to 3.25% during the six-month period ending June 30, 2013.

The Company also has agreements with TMCC, Lexus Financial Services, BMW FS, AHFC, and NMAC for the purpose of financing the purchase of loaner vehicles for these respective brands. The aggregate amounts outstanding under these agreements are secured by the loaner vehicle inventory of the related brands. The aggregate amount outstanding under these agreements is approximately $16,516,000 at June 30, 2014 and $20,792,000 at December 31, 2013, respectively. The interest rates ranged from 1.75% to 3.00% during the six-month period ending June 30, 2014 and 2.19% to 3.00% during the six-month period ending June 30, 2013. All amounts due pursuant to these agreements are payable upon the sale of the respective vehicles.

Long-Term Borrowings

Long-term debt at June 30, 2014 and December 31, 2013 consisted of the following:

	June 30, 2014	December 31, 2013
Term loan payable to BMW Financial Services Interest is payable monthly at a fixed rate of 4.5%. The loan is payable commencing October 2013, in monthly principal and interest payments of $65,209 through September 2020 with a balloon payment of $7,697,963 in October 2020. The loan is secured by a mortgage on a property in New Jersey as well as the guarantee of the Company	$ 10,036,867	$ 10,197,642

Term loan payable to BMW Financial Services Interest is payable monthly at a fixed rate of 4.5%. The loan is payable commencing October 2013, in monthly principal and interest payments of $53,815 through September 2020 with a balloon payment of $6,352,851 in October 2020. The loan is secured by a mortgage on a property in New Jersey as well as the guarantee of the Company	$	8,283,067	$	8,415,750
Term loan payable to Wells Fargo Interest is payable monthly at a spread over LIBOR with rates ranging from 2.05% to 2.07% in the six-month period ending June 30, 2014 and 2.69% to 2.71% in the six-month period ending June 30, 2013. The loan, as amended in July 2013, is payable commencing August 2013, in monthly principal payments of $195,450 through June 2018 with a balloon payment of $35,376,333 in July 2018. The loan is secured by mortgages on properties in New Jersey, as well as the guarantee of the Company		44,757,934		45,930,633
Term loan payable to TMCC Interest is payable monthly at a spread over LIBOR with rates ranging from 2.15% to 2.17% in the six month period ending June 30, 2014 and 2.20% to 2.71% for the six month period ending June 30, 2013. The loan, as amended in June 2013, is payable commencing August 2013, in monthly principal payments of $260,983 through June 30, 2016 with a balloon payment of $28,878,283 in July 2016. The loan is secured by mortgages on properties in California as well as the guarantee of the Company		35,141,884		36,707,784
	$	98,219,752	$	101,251,809
Less current installments		80,504,751		6,068,552
	$	17,715,001	$	95,183,257

The Wells Fargo loan agreement and related guarantee agreements contain certain reporting and financial covenants that include a debt service coverage ratio and a funded debt to EBITDA ratio. The Company was in compliance with all covenants at December 31, 2013.

The Wells Fargo loans have been repaid in October 2014 and $14,427,000 of the TMCC loan was repaid in November 2014, as such, this debt has been classified in current liabilities.

Approximate aggregate principal payments of long-term debt over the years ending June 30 are as follows:

Year:		Amount
2015	$	80,504,751
2016		630,930
2017		662,514
2018		693,381
2019		725,686
Thereafter		15,002,490
	$	98,219,752

As of December 31, 2009, the Company held interest rate swaps of $203.0 million in notional value that fixed its underlying LIBOR rate at a weighted average rate of 5.34%. These interest rate swaps were entered into so that the Company could effectively hedge it exposure to changes in interest rates. These agreements converted the Company's floating-rate cash flows exposure on a portion of its debt into fixed interest cash flows. Changes in fair value of the interest rate swaps designated as hedging instruments and that effectively offset the variability of future cash flows attributable to interest payments due were reported in accumulated other comprehensive loss. The differential paid or received under the swap agreements were recognized as adjustments to interest expense.

In May 2010, the Company terminated all interest rate swap agreements. The fair market value of the remaining liability was approximately $23 million, and was included in the 2010 refinancing of the Wells Fargo term loan.

At June 30, 2014, accumulated other comprehensive loss was approximately $1,814,000 net of income tax benefit of $384,000. At December 31, 2013, accumulated other comprehensive loss was approximately $2,390,000, net of income tax benefit of $1,141,000. As debt for remaining terminated swap agreements is still outstanding, the loss on the remaining swap terminations is being amortized over the original remaining period for each hedge contract.

(8) Accrued Expenses

Accrued expenses and other current liabilities are as follows:

		June 30, 2014		December 31, 2013
Sales, use, and real estate taxes	$	7,292,557	$	10,006,884
Workers compensation		9,669,423		9,455,416
Other accrued expenses		31,272,286		26,724,500
	$	48,234,266	$	45,889,800

(9) Leases

The Company leases property under operating leases which expire at various dates through 2044. Certain of the leases contain renewal options and rent escalation clauses. Rent expense is recorded on a straight-line basis over the life of the lease for lease agreements where the rent escalates at fixed rates over time. Total rent expense for both continuing and discontinued operations for the six-month periods ended June 30, 2014 and 2013 was $5,103,000 and $5,362,000, respectively.

Future minimum lease payments under operating leases related to continuing operations as of June 30, 2014 are as follows:

Year:	
2015	$ 7,571,233
2016	7,379,967
2017	7,080,711
2018	7,052,949
2019	6,321,481
Thereafter	57,718,015
Total minimum lease payments	$ 93,124,356

(10) Employee Benefit Plans

Employee Savings Plans

The Company sponsors a defined contribution profit sharing and savings plan for all eligible employees (the 401(k) Savings Plan of the DCH Group of companies, herein referred to as the 401(k) Plan). The Company also adopted the Employee Stock Ownership Plan of the DCH Group of companies (the ESOP) for the benefit of the same eligible employees. Eligible employees are generally full-time employees at least 18 years of age. Certain employees not eligible under the 401(k) Plan are covered by collective bargaining agreements.

To form the ESOP, the Company nominated a trustee who purchased Company common stock from the then sole stockholder of the Company, for $20,000,000. The trustee obtained the cash for this purchase from the $1,447,038 profit sharing contribution made by the Company in 2003 and a loan of $18,552,962 from the Company. The loan is being repaid to the Company over an 11-year period at a fixed interest rate of 5%. Shares acquired by the trustee are held in trust and allocated to eligible employees over several years in accordance with the terms of the ESOP. The Company, for both continuing operations and discontinued operations, recognized $1,230,818 and $971,724 of expense related to the ESOP for the six-month periods ended June 30, 2014 and 2013, respectively.

During 2014, the Company purchased 14,426 shares from the trustee and allocated those shares to eligible employees. At June 30, 2014, the Company was committed to purchase the remaining 7,639 shares from the trustee and released the cash equivalent of the fair value of those shares to eligible employees in September 2014. The fair value of the remaining unearned ESOP shares is $1,161,128.

In the calendar year subsequent to termination of employment, a participant (or their beneficiary) is able to elect a distribution in either cash or common stock certificate. If cash is elected, those shares are no longer eligible for inclusion in the ESOP. If common stock certificates are elected, the Company shall provide a put option to that participant. Pursuant to this option, participants who hold common stock certificates shall have the right to sell such common stock certificates to the Company at any time during two option periods, at a price equal to the fair value of the common stock as of the most recent valuation date available.

The first put option period shall be for 60 days beginning on the date of distribution of the common stock certificate. The second put option period shall be for 60 days beginning after the determination of the fair market value of the common stock for the following year (and after the delivery of notice of share value to the participant or beneficiary). After the lapse of such designated option periods, the Company retains a right of first refusal over the participants' sale of such common stock certificates.

If the participant does not elect cash or common stock certificate, the same options will be presented to the participant each year until that participant elects either form of distribution.

Stock Plans

The Company had a phantom stock plan, which entitled certain officers and key management employees to the right to receive cash based on the value of the Company's common stock, as calculated using a formula specifically defined in the plan, and the number of equivalent shares awarded. In 2007, the plan terminated. The provisions governing employee payouts remain in effect. The total remaining obligation at June 30, 2014 and December 31, 2013 under this plan is approximately $3,192,000 and $3,837,000, respectively.

Aggregate payments for each of the years ending June 30 are as follows:

Year:		Amount
2015	$	645,000
2016		645,000
2017		645,000
2018		645,000
2019		384,000
Thereafter		227,000
	$	3,191,000

The current portion of the obligation is included in accrued expenses and other current liabilities. The long-term portion of the obligation is included in other liabilities.

In 2007, the Company adopted the provisions of the DCH Auto Group Senior Stock Purchase Plan. The purpose of the plan is to provide an incentive to key employees of the Company through the purchase of shares of Company common stock from DCH Auto Group (USA) Inc. Limited. A maximum reserve of 230,000 shares of the Company common stock is available under this plan. The Company granted an option to purchase 58,800 shares to a participant of the plan, which was exercised in 2008. There have been no options granted since.

In September 2014, the Company repurchased 58,800 shares from this participant (who is also shareholder of the company), for approximately $10 million in cash.

(11) Income Taxes

Income taxes for interim periods are calculated monthly using a full year estimated effective tax rate and pre-tax income. The tax effect of an unusual or infrequently occurring item is recorded in the interim period in which it occurs. Other items included in income tax expense in the periods in which they occur include the cumulative effect of changes in tax laws or rates, and adjustments to uncertain tax positions. The Company's income tax expense differs from expense at statutory rates primarily because of state taxes and expenses deductible for financial reporting purposes that are not deductible for tax purposes.

The Company's effective income tax rate was 40.7% and 39.6% for the six months ended June 30, 2014 and 2013. The primary factor in determining the effective tax rate is the mix of various jurisdictions in which profits are projected to be earned and taxed.

At June 30, 2014 and December 31, 2013 there were no valuation allowances.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

(12) Fair Value

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date

Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Assets and liabilities utilizing Level 2 inputs include fair value and cash flow swap instruments

Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Asset and liability measurements utilizing Level 3 inputs include those used in estimating fair value of non-financial assets and non-financial liabilities in purchase acquisitions, those used in assessing impairment of long-lived assets and those used in the reporting unit valuation in the first step of the annual goodwill impairment evaluation

The Company used the following methods and significant assumptions to estimate fair value:

Property: Nonrecurring adjustments to certain properties classified as land and buildings are measured at fair value, less costs to sell. Fair values are based on recent real estate appraisals. These appraisals may use a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

The Company has fixed-rate debt and calculates the estimated fair value of the fixed-rate debt using a discounted cash flow methodology. Using estimated current interest rates based on a similar risk profile and duration (Level 2), the fixed cash flows are discounted and summed to compute the fair value of the debt. As of June 30, 2013, this debt had a maturity date of October 2020. A summary of the aggregate carrying values and fair values of the long-term fixed-interest rate debt at December 31 is as follows:

	June 30, 2013	December 31, 2013
Carrying value	$ 18,319,934	$ 18,613,392
Fair value	18,638,325	18,638,325

(13) Discontinued Operations

In the fourth quarter of 2013, the Company entered into an agreement to sell a dealership. The sale was finalized in March of 2014. Net proceeds were approximately $80 million. Accordingly, the revenues, costs and expenses directly associated with this dealership have been reclassified as discontinued operations on the consolidated statements of earnings and the consolidated statements of cash flows for 2014 and 2013. The assets to be sold of this dealership have been reclassified as assets held for sale on the consolidated balance sheet as of December 31, 2013.

During the six-month period ended June 30, 2013, the Company completed the sale of two dealerships for combined net proceeds of approximately $26,481,000. The net gain associated with these sales of approximately $24,000 was reported in discontinued operations in the June 30, 2013 consolidated statement of earnings and consolidated statement of cash flows.

The carrying value of the assets and liabilities held for sale is as follows:

	June 30, 2014	December 31, 2013
Property and equipment	$ -	$ 9,881,416
Inventory	-	31,014,425
Goodwill and intangible assets	-	21,785,019
Assets held for sale	-	62,680,860
Liabilities held for sale	-	(2,186,367)
	$ -	$ 60,494,493

Merchandise sales and services, income before income tax, and income tax benefit of the Company's discontinued operations were as follows:

	June 30, 2014	June 30, 2013
Merchandise sales and services	$ 33,025,506	$ 104,118,605
Pre-tax net income from discontinued operations	22,082,368	2,982
Income tax expense	(8,733,577)	(1,144)
Income from discontinued operations, net of Income tax expense	$ 13,348,791	$ 1,748

Interest is allocated to discontinued operations based upon amounts due for debt that is required to be repaid as a result of the discontinued operation transaction and usage of the Company's credit facility. Interest allocated to discontinued operations in the six-month periods ended June 30, 2014 and 2013 were $160,731 and $368,508, respectively.

(14) Related-Party Transactions

In 2009, the Company entered into sales and leaseback agreements with Newco Properties LLC (Newco) for two of its dealership properties located in New Jersey. The owners of Newco are current and former executives of the Company. The proceeds from the sales were $10,596,618. The lease agreements for both properties initially provided for the Company to make monthly rental payments of $68,875. Each lease included an escalation provision based on the cost of any improvements that Newco made to the properties during the term of the lease as well as an escalation provision based on the consumer price index (CPI). In 2010 and 2011, Newco completed construction on both dealership properties. Total improvement costs subject to the terms of the lease agreements of both properties totaled approximately $23 million. Due to the improvements to both properties, both the related fixed assets and liability amounts were increased by approximately $23 million. The monthly rent also increased according to the terms noted in the lease agreements.

Due to the Company's continuing involvement in the properties subsequent to the sale, the transaction was accounted for as a financing transaction, and therefore the sales proceeds received by the Company were not reported as revenue but rather as a liability and the Company continued to record the properties as fixed assets. During the six month period ended June 30, 2013, the total monthly payments made to Newco were approximately $1,433,000. A portion of these payments was recorded as interest expense on the consolidated statements of earnings.

Each lease included a repurchase option for the Company. The Company exercised the repurchase option and purchased both properties on October 1, 2013. The repurchase price of $31,410,491 was based on Newco's initial purchase price plus the cost of all improvements that Newco made to the properties, adjusted by a percentage increase of CPI. In connection with the purchase, the Company obtained mortgages totaling $18,708,959.

(15) Cash Flow Information

Supplemental disclosures of cash flow information are as follows:

	June 30, 2014	December 31, 2013
Cash paid for:		
Interest	$ 4,735,417	$ 14,109,795
Income taxes	10,583,295	3,618,283

(16) Concentration of Credit Risk

Concentrations of credit risk with respect to accounts receivable are limited primarily to the consumer financing subsidiaries of the various automobile manufacturers with which the Company does business as well as other financial institutions. Credit risk arising from receivables from commercial customers is minimal due to the large number of customers comprising the Company's customer base. Additionally, the Company's customers are concentrated in two market areas - the greater New York Metropolitan area and the Southern California area.

(17) Contingencies

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity. Management evaluates pending and threatened claims and establishes loss contingency reserves based upon outcomes believed to be probable and reasonably estimable. The Company in involved in a class action lawsuit regarding minimum wage and hours issues with service technicians in California for which they have accrued approximately $2 million as their estimate for this liability as of June 30, 2014.

The Company is subject to various liabilities for environmental cleanup of contaminated properties. The Company has accrued approximately $893,000 as their estimate for this liability as of June 30, 2014.

(18) *Dealership Acquisitions*

In order to expand the Company's footprint in the Southern California and New York areas, in March 2014, the Company completed the acquisitions of Honda of Nanuet and Honda of Mission Valley for approximately $39.6 million, which contributed revenues of $35.8 million for the six months ended June 30, 2014. The acquisitions were financed through proceeds obtained under the Company's revolving credit facility.

The results of operations of the acquired stores are included in the Company's Consolidated Financial Statements from the date of acquisition. The following table summarizes the preliminary allocation of amounts of identified assets acquired and liabilities assumed as of the acquisition date:

	Assets Acquired
Inventories	$ 17,862,525
Property and equipment	1,531,623
Other assets	145,803
	19,539,951
Goodwill	34,629,312
	$ 54,169,263

(19) Subsequent Events

Subsequent events have been evaluated through December 12, 2014, the date the financial statements were available to be issued.

Sale of Company

In June 2014, the Company announced the sale of DCH Auto Group (USA) Inc. to Lithia Motors Inc. In October 2014, the Company completed the transaction through the sale of all outstanding shares of stock in DCH Auto Group (USA) Inc. at October 1, 2014 for cash in the amount of $578.6 million and $19.7 million or 268,770 shares of common stock in Lithia Motors Inc., and contingent consideration in the amount of $1.5 million.

Debt repayment

On October 1, 2014, the Company's credit facility with TMCC, its term loan with Wells Fargo, and its credit facilities with AHFC, BMWFS, NMAC and VCI were all terminated and repaid in full in October 2014. In November 2014, $14,427,000 of the TMCC loan was repaid.

ESOP

As a result of former employees' put options as well as the exercise of diversification options available to current employees meeting certain specified criteria, the Company repurchased 15,572 shares of common stock for a total of $2,688,430 in August and September 2014.

In September 2014, the Company purchased 177,049 shares for $17,791,498 from the trustee, which represented all the shares of ESOP common stock held by the trustee. Subsequently, the Company is filing a determination letter with the Internal Revenue Service for the termination of the ESOP.